Exhibit 12.1

Ratio of Earnings to Fixed Charges

and

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

	March 31, 2007	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges
Ratio	2.07	1.84	1.83	1.92	1.64	1.42

Income from continuing operations	$25,553	$75,514	$55,693	$52,007	$37,194	$23,543
Interest	23,822	89,979	67,018	55,539	56,109	54,575

“Earnings”	$49,375	$165,493	$122,711	$107,546	$93,303	$78,118

Interest	$23,822	$89,979	$67,018	$55,539	$56,109	$54,575
Capitalized interest	—	—	—	365	768	554

“Fixed charges”	$23,822	$89,979	$67,018	$55,904	$56,877	$55,129

Ratio of earnings to combined fixed charges and preferred stock dividends

Ratio	1.79	1.57	1.48	1.59	1.45	1.24

Income from continuing operations	$25,553	$75,514	$55,693	$52,007	$37,194	$23,543
Interest	23,822	89,979	67,018	55,539	56,109	54,575

“Earnings”	$49,375	$165,493	$122,711	$107,546	$93,303	$78,118

Interest	$23,822	$89,979	$67,018	$55,539	$56,109	$54,575
Capitalized interest	—	—	—	365	768	554
Preferred dividends	3,791	15,163	15,622	11,802	7,677	7,677

“Combined fixed charges and preferred stock dividends”	$27,613	$105,142	$82,640	$67,706	$64,554	$62,806